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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K
                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported):  May 31, 1994



                             JONES SPACELINK, LTD.
             (Exact name of registrant as specified in its charter)



        Colorado                    0-8947                   84-0835095
(State of Organization)        (Commission File No.)         (IRS Employer
                                                             Identification No.)


                 P.O. Box 3309, Englewood, Colorado 80155-3309
              (Address of principal executive office and Zip Code)


       Registrant's telephone number, including area code (303) 792-9191





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Item 5.  Other Events.

                 Jones Spacelink, Ltd., a Colorado corporation (the "Registrant") has entered into an Exchange Agreement and Plan of Reorganization and Liquidation (the "Exchange Agreement") with Jones Intercable, Inc., a Colorado corporation ("Intercable"). Pursuant to the Exchange Agreement, Intercable has agreed to issue 4,100,000 shares of Class A Common Stock of Intercable in exchange for the acquisition of substantially all of the assets of Registrant and the assumption of all liabilities of Registrant. Following the consummation of the sale of Registrant's assets, Registrant would liquidate and distribute the shares of Class A Common Stock of Intercable received by it in the acquisition and the shares of Common Stock of Intercable currently owned by it to its shareholders on a pro rata basis. In addition, Jones International, Ltd., which is the majority shareholder of Registrant ("International"), has agreed in the Exchange Agreement to allocate a portion of the Class A Common Stock of Intercable received by it upon the liquidation of Registrant to the minority shareholders of Registrant. After giving effect to this allocation, and assuming the exercise of all outstanding stock options, each non-dissenting minority shareholder of Registrant would receive .09629 shares of Registrant's Class A Common Stock of Intercable and .03567 shares of Common Stock of Intercable for each share of Registrant's stock held on the closing date. The Exchange Agreement is filed as an Exhibit to this Form 8-K and is hereby incorporated herein by reference.

                 In a related transaction, Intercable has entered into a Stock Purchase Agreement dated as of May 31, 1994 (the "Stock Purchase Agreement") with Bell Canada International Inc. ("BCI") pursuant to which Intercable has agreed, among other things, to sell to BCI 7,500,000 shares of Class A Common Stock of Intercable at a price per share of $27.50. By virtue of its acquisition of 2,500,000 shares of Class A Common Stock of Intercable at $22.00 per share in March 1994, BCI is an approximate 13% shareholder of Intercable as of this date. Upon the closing of the transactions contemplated by the Stock Purchase Agreement, BCI would hold approximately a 30% equity interest in Intercable.

                 In addition, International, which is wholly-owned by Glenn R. Jones, and Glenn R. Jones (collectively, the "Grantors") have entered into a Transaction Agreement dated as of May 31, 1994 (the "Transaction Agreement"), among themselves, BCI, and Registrant pursuant to which the Grantors have agreed, among other things, to grant an option to BCI to acquire in the future the shares of Common Stock of Intercable which represent the controlling interest in Intercable. The option will be acquired by BCI for a payment of $19 per share. Except in limited





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circumstances generally involving the death, incapacitation or resignation of
Mr. Jones, the option will only be exercisable during the eighth year after closing. If exercised, BCI would then hold a sufficient number of shares of Common Stock of Intercable to enable it to elect seventy-five percent (75%) of the Board of Directors of Intercable. The Transaction Agreement is filed as an Exhibit to this Form 8-K and is hereby incorporated herein by reference.

                 The closings of all of the foregoing transactions are expected to occur simultaneously in late 1994. Closing of the BCI investment in Intercable and closing of the reorganization of Registrant and Intercable are subject to a number of conditions, including the approval of the shareholders of Intercable, and with respect to the reorganization between Intercable and Registrant, the approval of the shareholders of Registrant and the receipt of a favorable tax ruling from the Internal Revenue Service. If such tax ruling is not received, and that condition to closing of the transaction is not waived, the reorganization between Registrant and Intercable would not occur, and Registrant would continue to exist as a separate entity. In that event, Registrant, rather than International and Mr. Jones, would grant the option to BCI on the Common Stock of Intercable owned by it, in return for an option payment of $19 per share of Common Stock.

                 A registration statement covering the 4,100,000 shares of Class A Common Stock to be issued to Registrant, and a joint proxy statement of Registrant and Intercable will be filed with the Securities and Exchange Commission. A meeting of the shareholders of Registrant to approve the Exchange Agreement is expected to be held in late summer of 1994. A meeting of the Intercable shareholders to approve the Stock Purchase Agreement and the Exchange Agreement will also be held.




Item 7.  Financial Statements and Exhibits

         (c)  Exhibits

                 1. Transaction Agreement dated as of May 31, 1994, among Glenn R. Jones, Jones International, Ltd., Bell Canada International Inc. and Jones Spacelink, Ltd.

                 2. Exchange Agreement and Plan of Reorganization and Liquidation dated as of May 31, 1994 by and between Jones Intercable, Inc. and Jones Spacelink, Ltd.





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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         JONES SPACELINK, LTD.



Dated:  June 6, 1994                     By    /s/ Elizabeth M. Steele
                                               Elizabeth M. Steele
                                               Vice President





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